Contacts: Dennis Long, President & CEO Denise Portmann, EVP & CFO 360.537.4061

News Release

Pacific Financial Corporation Earns $701,000 in First Quarter 2013

ABERDEEN, WA – April 24, 2013 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific, today reported net income of $701,000, or $0.07 per share, for the first quarter of 2013, driven by strong growth in deposits, increased loan demand and improved credit quality. Net income for the first quarter of 2012 was $1.0 million, or $0.10 per share. Fourth quarter 2012 net income was $1.7 million, or $0.16 per share, primarily as a result of recoveries that led to a $1.5 million recapture of credit loss provision during the quarter.

First Quarter 2013 Highlights (at or for the period ended March 31, 2013, except as noted)

•	Announced in January 2013 an agreement to acquire three coastal branches from Sterling Financial Corporation. The company expects to close the transaction during the current quarter, which will expand banking operations to 17 branches in Washington and 3 in Oregon.

•	Opened a second loan production office (LPO) in Vancouver, WA, adding to the LPO opened in Burlington, WA during 2012.

•	Announced plans to open a full-service branch in Warrenton, Oregon, in the fourth quarter of 2013, further expanding our presence in the coastal communities of Washington and Oregon.

•	Net income was $701,000, or $0.07 per share, for the first quarter of 2013.

•	Total deposits increased 3% to $569.2 million at March 31, 2013, from $550.4 million a year prior, with non-interest demand deposits growing 31% to $128.9 million from $98.3 million at March 31, 2012.

•	Growth in total loans increased 5% to $471.2 million at quarter-end, from $448.2 million at December 31, 2012 and 1% from $468.1 million at March 31, 2012.

•	Capital ratios continue to significantly exceed regulatory requirements for a well-capitalized financial institution, including a Tier 1 leverage ratio of 10.71% and total risk-based capital ratio of 15.60%.

“We have been focused on growing our franchise for the last several quarters, and we are making solid progress. We opened our loan production office in Vancouver, WA during the first quarter, and we expect to complete the acquisition of the three branches from Sterling Bank by the end of June,” said Dennis Long, President and Chief Executive Officer.

“We also hired two exceptional loan production executives to join our lending team and support our new Vancouver LPO. At the end of 2012, we hired two commercial banking officers in Pierce County,” added Long. “All four professionals are well-respected in their local markets and highly experienced commercial lenders. We are delighted to have them on board and look forward to continuing to build our commercial and industrial and commercial real estate lending business.”

Western Washington Economic Update

Following a strong year of exports across the Port of Grays Harbor’s docks, the first quarter of 2013 continued to be a busy time for waterfront workers. Thirty seven vessels and barges called at Grays Harbor, loading automobiles, grains, liquid bulks, logs and woodchips for export. According to data provided by the Port of Grays Harbor, the result was more than 45,000 hours worked by local longshore workers during January through March, which is the equivalent of 90 full-time jobs for the quarter.

Pacific Financial Corporation Earns $701,000 in First Quarter 2013

April 24, 2013

Grays Harbor is among the fastest growing export hubs on the west coast of the U.S., and is a recognized leader in auto exports while dry bulk cargo shipments have tripled in five years. The navigation channel is maintained annually by the US Army Corps of Engineers to accommodate the deep-water vessels.

“We are excited about the level of employment we are seeing within the marine industrial area of Grays Harbor, which can only be good news for our community and for Pacific Financial as we go forward and grow our franchise.” said Long.

“Further south in the coastal communities of Southern Washington and Northern Oregon, unemployment is gradually declining, although both regions remain above their state averages,” continued Long. “Tourism and forest products are both showing signs of a gradual recovery, which is benefiting the small business owners in these communities.”

“We also operate five branches in Western Washington’s two northern most counties, Whatcom and Skagit,” Long noted. “Home sales volumes and prices increased moderately in these markets during the first few months of 2013 compared to year ago levels, according to data provided by the North West Multiple Listing Service April 4, 2013 Newsletter. ”

Balance Sheet Review

Total assets increased 3% to $664.3 million at March 31, 2013, compared to $643.6 million at year-end 2012 and $644.7 million at March 31, 2012.

Net loans were $461.8 million at March 31, 2013, up 5%, or $23.0 million, from $438.8 million at December 31, 2012, which represented an increase of 1%, or $4.6 million, from $457.2 million at March 31, 2012. “Loan demand has been improving, particularly in the commercial and industrial and commercial real estate sectors, and one to four-unit residential investment properties,” noted Long. “We expect loan demand to continue to grow throughout the company, spurred in part by the opening of our LPOs in Burlington, Washington and, more recently in Vancouver, Washington.”

The Bank of the Pacific’s loan portfolio was well-diversified at the end of March 2013, with owner-occupied commercial real estate loans representing 23% of the portfolio; investor-owned commercial real estate loans at 23%; commercial and industrial loans representing 20%; residential real estate loans at 19%; construction and consumer loans, together totaling 8%; and farmland and installment loans representing 7% of the loan portfolio.

Investment securities totaled $80.4 million at March 31, 2013, compared to $71.2 million at December 31, 2012 and $59.7 million a year prior.

Noninterest-bearing deposits increased 31% at March 31, 2013, from the year prior, while savings and interest-bearing demand deposits increased 1% over the same period. Total deposits were $569.2 million at March 31, 2013, compared to $550.4 million a year ago and $548.1 at year-end 2012. Core deposits, which exclude certificates of deposits, accounted for 77% of total deposits at March 31, 2013. “Once we complete and integrate the acquisition of the three Sterling Bank branches, we expect an additional boost in core deposits,” added Long.

Shareholders’ equity totaled $67.3 million, or $6.65 per share at March 31, 2013, compared to $66.7 million, or $6.59 per share at December 31, 2012, and $64.3 million, or $6.35 per share at the end of first quarter 2012. Tangible book value per share was $5.41 at March 31, 2013, compared to $5.35 per share at December 31, 2012, and $5.11 per share at March 31, 2012.

Pacific Financial Corporation Earns $701,000 in First Quarter 2013

April 24, 2013

Credit Quality

Nonperforming assets declined to $17.3 million, or 2.61% of total assets at March 31, 2013, compared to $19.8 million or 3.08% of total assets at year-end 2012, and $20.0 million or 3.11% at March 31, 2012. Nonperforming loans declined to $13.2 million at March 31, 2013, compared to $15.1 million at December 31, 2012, and $12.1 million at March 31, 2012. Of the $13.2 million in outstanding nonperforming loans at the close of first quarter 2013, $4.0 million is guaranteed by the United States Department of Agriculture. Other real estate owned (OREO), which primarily consists of properties obtained upon foreclosure, totaled $4.1 million at the end of the first quarter of 2013, down from $8.0 million at the end of the first quarter of 2012. “As we secure title to these foreclosed properties we begin actively marketing them. We feel confident about moving these properties in a reasonable amount of time, as over the past six months there has been a resurgence of buying, particularly by home builders,” Long said.

Performing restructured loans were $2.6 million at March 31, 2013, compared to $444,000 at the end of fourth quarter 2012. There were no performing restructured loans at the end of the first quarter a year ago.

The allowance for loan losses was 70.98% of nonperforming loans at March 31, 2013, compared to 61.92% three months prior, and 90.06% a year earlier. The allowance for loan losses was $9.3 million, or 1.98% of total loans, at March 31, 2013, compared to $9.4 million, or 2.09% of total loans at the end of the preceding quarter and $10.9 million, or 2.32% of total loans, at the end of the first quarter a year ago.

Review of Operations

Total revenue (net interest income plus noninterest income) for the first quarter was $8.2 million, compared to $8.6 million in the fourth quarter of 2012 and $7.9 million in the like quarter a year ago, as the low interest rate environment and slow economic recovery continued to put pressure on revenue generation.

First quarter 2013 net interest income declined 8% to $5.6 million compared to $6.1 million in the first quarter of 2012. Net interest income was $5.9 million for fourth quarter 2012. Non-interest income was $2.6 million in the first quarter of 2013, compared to $1.8 million in the first quarter a year ago and $2.7 million in the fourth quarter of 2012. Gain on sales of loans, the largest component of non-interest income, was $1.5 million during the first quarter compared to $0.8 million one year ago and $1.6 million in the last quarter of 2012. Refinance activity continues to be strong, driven by the low rate environment and improving market conditions.

The net interest margin was 3.84% for the first quarter of 2013, compared to 4.24% in the first quarter of 2012 and 4.20% for the fourth quarter of 2012. “The decline in our net interest margin and net interest income has been largely due to lower yields from the growing investment portfolio and reinvestment of principal payments in securities at near historically low interest rates,” said Denise Portmann, Chief Financial Officer. “Net interest margin compression remains one of the primary headwinds for the banking industry, and we are no exception. However, we have a healthy mix of deposit balances, and as we begin to deploy lower yielding securities into higher yielding loans, our net interest margin should offset overall declines in yields and gradually begin to improve.”

First quarter non-interest expense totaled $7.4 million, compared to $6.6 million in the like period a year ago and $7.8 million in the fourth quarter of 2012. “Operating expenses were down in the first quarter as a result of lower OREO write-downs and related OREO operating costs,” commented Portmann.

“Because credit quality continues to improve, as evidenced by a decrease in classified loans and minimal net loan charge-offs in the first quarter, it was not necessary to set aside a provision for loan losses in the first quarter of 2013,” Portmann added. The loan loss provision was $100,000 in the first quarter of 2012.

Pacific Financial Corporation Earns $701,000 in First Quarter 2013

April 24, 2013

Annual Meeting of Shareholders

Pacific Financial Corporation will hold its Annual Meeting of Shareholders at its Company’s administrative headquarters at 1101 Boone Street, Aberdeen, WA 98520 on April 24, at 7:00 p.m. (PDT).

About Financial Corporation

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in Washington and Oregon. As of March 31, 2013, the Company has assets of $664.3 million and operated 16 branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit and Wahkiakum counties in the State of Washington, and one branch in Clatsop County, Oregon. The Company also operates loan production offices in the communities of Vancouver and Burlington in Washington. Visit the Company’s website at www.bankofthepacific.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other laws, including all statements in this release that are not historical facts or that relate to future plans or events or projected results of Pacific Financial Corporation (“Company”) and its wholly-owned subsidiary, Bank of the Pacific (“Bank”). These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected, anticipated or implied. These risks and uncertainties include various risks associated with growing the Bank and expanding the services it provides, successfully completing and integrating the acquisition of new branches and development of new business lines and markets, competition in the marketplace, general economic conditions, extensive and evolving regulation of the banking industry, and many other risks described in the Company’s filings with the Securities and Exchange Commission. The most significant of these uncertainties are described in the Company's Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which any reader of this release is encouraged to study (including all amendments and exhibits to those reports). We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Sources:

http://www.masoncountydailynews.com/news/news-page/54730-cargo-shipments-create-steady-employment-in-grays-harbor

http://www.nwrealestate.com/nwrpub/common/getRpt.cfm?obj=Recaps

http://www.portofgraysharbor.com/news/diverse-cargo.php

http://www.portofgraysharbor.com/downloads/newsletters/PGH_Newsletter_2013-03.pdf

http://www.qualityinfo.org/olmisj/labforce?stat=unemprate&periodtype=03&year=2013&year=2012&month=00&ysort=asc&msort=asc&key=Continue

http://www.nwrealestate.com/nwrpub/common/news.cfm

Pacific Financial Corporation Earns $701,000 in First Quarter 2013

April 24, 2013

Pacific Financial Corporation (OTCQB: PFLC)
Income Statement
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter Ended:			Sequential	Year over
	March 31,	December 31,	March 31,	Quarter	Year
	2013	2012	2012	% Change	% Change

Interest Income
Interest and fees on loans	$5,873	$6,246	$6,546	-6%	-10%
Interest on investments	370	398	470	-7%	-21%
Interest on deposits in banks	28	29	18	-3%	56%
Total interest income	6,271	6,673	7,034	-6%	-11%

Interest Expense
Interest expense on deposits	567	624	825	-9%	-31%
Interest expense on borrowings	122	140	159	-13%	-23%
Total interest expense	689	764	984	-10%	-30%

Net Interest Income	5,582	5,909	6,050	-6%	-8%

Provision for (recapture of) credit losses	0	(1,500)	100	-100%	-100%
Net interest income after provision for credit losses	5,582	7,409	5,950	-25%	-6%

Non-interest Income
Service charges on deposits	410	430	413	-5%	-1%
Net gain (loss) on sales of other real estate owned	(20)	38	172	-153%	-112%
Gain on sales of loans	1,509	1,557	799	-3%	89%
Net gain on sales of investments available-for-sale	58	139	10	-58%	480%
Other-than-temporary-impairment loss	0	(68)	(70)	-100%	-100%
Earnings on bank owned life insurance	121	122	131	-1%	-8%
Other operating income	548	473	393	16%	39%
Total Noninterest Income	2,626	2,691	1,848	-2%	42%

Non-interest Expense
Salaries and employee benefits	4,386	4,392	3,758	0%	17%
Occupancy and equipment	604	609	613	-1%	-1%
Other real estate owned write-downs	352	616	107	-43%	229%
Other real estate owned operating costs	84	149	122	-44%	-31%
Professional services	262	236	157	11%	67%
FDIC and State assessments	136	142	194	-4%	-30%
Data processing	430	559	343	-23%	25%
Other expense	1,165	1,135	1,305	3%	-11%
Total Noninterest Expense	7,419	7,838	6,599	-5%	12%

Income Before Income Taxes	789	2,262	1,199	-65%	-34%
Provision for Taxes	88	583	181	-85%	-51%
Effective Tax Rate (%)	11.15%	25.77%	15.10%	-57%	-26%

Net Income	$701	$1,679	$1,018	-58%	-31%

Basic earnings per share ($)	0.07	0.16	0.10
Diluted earnings per share ($)	0.07	0.16	0.10
Average basic shares	10,121,853	10,121,853	10,121,853
Average diluted shares	10,162,075	10,138,450	10,121,861

Pacific Financial Corporation Earns $701,000 in First Quarter 2013

April 24, 2013

Pacific Financial Corporation (OTCQB: PFLC)
Balance Sheet
(Dollars in Thousands)
(Unaudited)

	Quarter Ended:			Sequential	Year over
	March 31,	December 31,	March 31,	Quarter	Year
	2013	2012	2012	% Change	% Change

Assets:
Cash and Due from Banks	$11,088	$14,168	$11,905	-22%	-7%
Interest Bearing Deposits in Banks	35,820	42,687	39,341	-16%	-9%
Certificates of Deposits held for Investment	2,235	2,985	-	-25%	0%
Cash and Cash Equivalents	49,143	59,840	51,246	-18%	-4%

Investment Securities Available for Sale	70,372	61,106	49,515	15%	42%
Investment Securities Held to Maturity	6,919	6,937	6,997	0%	-1%
Federal Home Loan Bank Stock	3,098	3,126	3,182	-1%	-3%
Total Investments	80,389	71,169	59,694	13%	35%

Loans Held for Sale	11,937	12,950	11,581	-8%	3%

Loans Held for Investments	471,171	448,196	468,102	5%	1%
Allowancefor Credit Losses	9,348	9,358	10,863	0%	-14%
Total Net Loans	461,823	438,838	457,239	5%	1%

Goodwill	11,282	11,282	11,282	0%	0%
Other Intangible Assets	1,268	1,268	1,268	0%	0%
Total Intangible Assets	12,550	12,550	12,550	0%	0%

Other Real Estate Owned	4,148	4,679	7,956	-11%	-48%
Premises and Equipment	15,133	14,593	14,754	4%	3%
Accrued Interest Receivable	2,358	2,079	2,407	13%	-2%
Cash Surrender Value of Life Insurance	17,905	17,784	17,406	1%	3%
Other Assets	8,883	9,112	9,842	-3%	-10%
Total Other Assets	48,427	48,247	52,365	0%	-8%

Total Assets	$664,269	$643,594	$644,675	3%	3%

Liabilities and Shareholders' Equity:
Deposits:
Demand, Non-Interest Bearing	$128,867	$115,138	$98,286	12%	31%
Savings and Interest Bearing Demand	307,291	295,100	302,835	4%	1%
Time, Interest Bearing	133,037	138,005	149,298	-4%	-11%
Total Deposits	569,195	548,243	550,419	4%	3%

FHLB Borrowings	10,000	10,500	10,500	-5%	-5%
Secured Borrowings	-	-	727	0%	-100%
Junior subordinated debentures	13,403	13,403	13,403	0%	0%
Total Borrowings	23,403	23,903	24,630	-2%	-5%

Accrued Interest Payable	205	213	1,548	-4%	-87%
Total Other Liabilities	4,128	4,514	3,794	-9%	9%
Total Liabilities	596,931	576,873	580,391	3%	3%

Shareholders' Equity:
Common Stock	10,122	10,122	10,122	0%	0%
Additional Paid-in Capital	41,383	41,366	41,346	0%	0%
Retained Earnings	15,513	14,812	13,069	5%	19%
Accumulated Other Comprehensive Income (Loss)	320	421	(253)	-24%	-226%
Total Shareholders' Equity	67,338	66,721	64,284	1%	5%

Total Liabilities and Shareholders' Equity	$664,269	$643,594	$644,675	3%	3%

Pacific Financial Corporation Earns $701,000 in First Quarter 2013

April 24, 2013

Pacific Financial Corporation (OTCQB: PFLC)
Asset Quality and Capital Adequacy
(Dollars in thousands, except per share data)
(Unaudited)

	March 31,	December 31,	March 31,
Period Ended	2013	2012	2012

Asset Quality
Loans 90 days past due & still accruing interest	$-	$-	$270
Nonaccrual loans (1)	13,170	15,112	11,792
Total nonperforming loans	13,170	15,112	12,062
OREO and repossessed assets, net	4,148	4,679	7,956
Total Nonperforming Assets	$17,318	$19,791	$20,018

Performing restructed loans on accrual status	$2,576	$444	$-
Nonperforming loans to portfolio loans	2.80%	3.37%	2.57%
Nonperforming assets to total assets	2.61%	3.08%	3.11%
Allowance for loan losses to total loans	1.98%	2.09%	2.32%
Allowance for loan losses to nonperforming loans	70.98%	61.92%	90.06%

(1) Includes $4.0 million in loans guaranteed by the United States Department of Agriculture.

Capital Data (at quarter end)
Book value per share	$6.65	$6.59	$6.35
Tangible book value per share	$5.41	$5.35	$5.11
Tangible common equity to tangible assets	8.36%	8.52%	8.22%
Shares outstanding	10,121,853	10,121,853	10,121,853

Profitability Ratios (year-to-date)
Net interest margin	3.84%	4.20%	4.24%
Efficiency ratio	90.39%	85.08%	83.55%
Return on average assets	0.43%	0.75%	0.64%
Return on average equity	4.17%	7.28%	6.35%

Capital Adequacy
Tier 1 leverage ratio	10.71%	10.69%	10.68%
Tier 1 risk-based capital ratio	14.34%	14.96%	14.29%
Total risk-based capital ratio	15.60%	16.22%	15.55%